   As filed with the Securities and Exchange Commission on November 22, 2000
                                                   Registration No. 333-________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ________________
                               INTERWOVEN, INC.
          (Exact name of the Registrant as specified in its charter)

           Delaware                                        77-0523543
(State or other jurisdiction of                         (I.R.S. employer
incorporation or organization)                         Identification no.)


                            1195 W. Fremont Avenue
                          Sunnyvale, California 94087
                                (408) 774-2000
 (Address and telephone number of the Registrant's principal executive offices)

                                David M. Allen
               Senior Vice President and Chief Financial Officer
                               Interwoven, Inc.
                            1195 W. Fremont Avenue
                          Sunnyvale, California 94087
                                (408) 774-2000
   (Name, address and telephone number of the Registrant's agent for service)

                                  Copies to:
                             Horace L. Nash, Esq.
                            William L. Hughes, Esq.
                              Fenwick & West LLP
                             Two Palo Alto Square
                          Palo Alto, California 94306
                                (650) 494-0600

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                                                                  Proposed
                                                                              Proposed            Maximum
     Title of Each Class of Shares                                            Maximum            Aggregate
                                                        Amounts to be      Offering Price         Offering            Amount of
          to be Registered                               Registered           Per Unit             Price           Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par                                   1,110,117          $68.625(1)       $76,181,790           $20,112
  value per share....................................
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq National Market on November 21, 2000.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
================================================================================

PROSPECTUS (Subject to completion dated November 22, 2000)

                               [INTERWOVEN LOGO]

                               Interwoven, Inc.

                       1,110,117 Shares of Common Stock
                               ________________
  Interwoven's common stock trades on the Nasdaq National Market.

  Last reported sale price on November 21, 2000: $69.9375 per share.

  Trading Symbol: IWOV

                                 The Offering

Under this prospectus, the selling stockholders named on pages 12 through 15 of this prospectus may offer and sell shares of our common stock that they acquired upon our acquisition of Ajuba Solutions, Inc. and Metacode Technologies, Inc.

                               ________________

Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November __, 2000

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Prospectus Summary.............  3   Plan of Distribution.................. 16
Risk Factors...................  4   Legal Matters......................... 18
Use of Proceeds................ 11   Experts............................... 18
Dividend Policy................ 11   Forward-Looking Statements............ 18
Selling Stockholders........... 12   Where You Can Find More Information... 18

                           ________________________



                             ABOUT THIS PROSPECTUS

    We make many statements in this prospectus under the captions "Prospectus Summary," "Risk Factors" and elsewhere that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of the future tense, and words such as "believe," "expect," "anticipate," "intend" and "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

                              Prospectus Summary

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully. Unless the context otherwise requires, the terms we, our, us and Interwoven refer to Interwoven, Inc., a Delaware corporation.

                                  Interwoven

    Interwoven is a provider of software products and services that help businesses and other organizations manage the information that makes up the content of their web sites. In the Internet industry this is often referred to as "web content management." Our flagship software product, TeamSite, is designed to help customers develop, maintain and extend large web sites that are essential to their businesses. TeamSite incorporates widely accepted Internet industry standards and is designed with an open architecture that allows it to support a wide variety of web authoring tools and web application servers. Using TeamSite, our customers can manage web content, control the versions of their web sites, manage web site contribution and content approval processes, and develop eBusiness applications. TeamSite allows large numbers of contributors across an enterprise to add web content in a carefully-managed process. In addition, our OpenDeploy product allows customers to automate the distribution of web content across multiple web sites. By using our products, businesses can accelerate their time-to-web, lower web operating costs, establish a differentiated presence on the web and attract and retain customers. Currently, we have licensed our software products to 503 customers operating in a broad range of industries. Our customers include AltaVista, AT&T/TCI, BellSouth, Best Buy, Cisco Systems, E*Trade, FedEx, Gap, General Electric, the U.S. Department of Education, USWeb/CKS, Viacom/Nickelodeon and Yahoo!/GeoCities.

    Interwoven, Inc. was incorporated under the laws of California in March 1995, and reincorporated under the laws of Delaware in October 1999. Our principal executive offices are located at 1195 W. Fremont Avenue, Sunnyvale, California 94087. The primary telephone number for our principal executive office is (408) 774-2000.


                                 The Offering

    Former stockholders of Ajuba Solutions, Inc. and Metacode Technologies, Inc. hold all 1,110,117 shares that may be offered under this prospectus. These shares are being offered on a continuous basis under Rule 415 of the Securities Act.

Common stock that may be offered
by the selling stockholders.................................       1,110,117 shares
Common stock to be outstanding after this offering..........       51,141,497 shares*
Use of proceeds.............................................       We will receive no proceeds of this offering.

__________

* Based on the number of shares outstanding as of November 21, 2000.

    Interwoven (R), TeamSite (R) and OpenDeploy (TM) are our trademarks. This prospectus also contains trademarks of other companies and organizations.

    Unless otherwise indicated, all information contained in this prospectus does not reflect the completion of the two-for-one forward stock split of the outstanding shares of our common stock that was approved by our Board of Directors in October 2000. This stock split is subject to stockholder approval of an amendment to our Third Amended and Restated Certificate of Incorporation at the special meeting of our stockholders to be held on December 12, 2000. Should our stockholders approve this amendment, the shares resulting from the split are expected to be distributed on or about December 29, 2000.

                                 Risk Factors

The risks described below are not the only ones facing our company. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. Our business, financial condition or results of operations could be seriously harmed by any of these risks. The trading price of our common stock could decline due to any of these risks.

Risks Related to Interwoven's Business

Our operating history is limited, so it will be difficult for you to evaluate our business in making an investment decision.

    We were incorporated in March 1995 and have a limited operating history. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. We shipped our first product in May 1997. Since that time, we have derived substantially all of our revenues from licensing our TeamSite product and related services. In evaluating our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties, as they apply to us in particular, include:

    .  potential fluctuations in operating results and uncertain growth rates;

    .  limited market acceptance of our products;

    .  concentration of our revenues in a single product or family of products;

    .  our dependence on a small number of orders for most of our revenue;

    .  our need to expand our direct sales forces and indirect sales channels;

    .  our need to manage rapidly expanding operations; and

    .  our need to attract and train qualified personnel.

If we do not increase our license revenues significantly, we will fail to achieve profitability.

    We have incurred net losses in each quarter since our inception, and we expect our net losses to increase. We incurred net losses of $2.9 million in 1997, $6.3 million in 1998, $15.7 million in 1999 and $12.2 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $38.1 million. To compete effectively, we plan to continue to invest aggressively to expand our sales and marketing, research and development, and professional services organizations. As a result, if we are to achieve profitability we will need to increase our revenues significantly, particularly our license revenues. We cannot predict when we will become profitable, if at all.

Our operating results fluctuate widely and are difficult to predict, so we may fail to satisfy the expectations of investors or market analysts and our stock price may decline.

    Our quarterly operating results have fluctuated significantly in the past, and we expect them to continue to fluctuate unpredictably in the future. It is possible that in some future periods our results of operations may not meet or exceed the expectations of public market analysts and investors. If this occurs, the price of our common stock is likely to decline.

Acquisitions may harm our business by being more difficult than expected to integrate, by diverting management's attention or by subjecting us to unforeseen accounting problems.

    As part of our business strategy, we have acquired and in the future may seek to acquire or invest in additional businesses, products or technologies that we feel could complement or expand our business. If we identify an appropriate acquisition opportunity, we might be unable to negotiate the terms of that acquisition successfully, finance it, or integrate it into our existing business and operations. We may also be unable to select, manage or absorb current or future acquisitions successfully. Further, negotiation of potential acquisitions, integration of acquired businesses, diverts management time and other resources. We may have to use a substantial portion of our available cash to consummate an acquisition. On the other hand, if we use our securities for acquisitions, our stockholders could suffer significant dilution. Further, we cannot assure you that any particular acquisition, even if successfully completed, will ultimately benefit our business. These difficulties could harm our business and operating results.

    In connection with our acquisitions, we may be required to write off software development costs or other assets, incur severance liabilities, amortization expenses related to goodwill and other intangible assets, or incur debt, any of which could harm on our business, financial condition, cash flows and results of operations. The companies we acquire may not have audited financial statements, detailed financial information, or adequate internal controls. There can be no assurance that an audit subsequent to the completion of an acquisition will not reveal matters of significance, including with respect to revenues, expenses, contingent or other liabilities, and intellectual property. Any such write off could harm our financial results.

We face significant competition, which could make it difficult to acquire and retain customers and inhibit any future growth.

    We expect the competition in the market in which we operate to persist and intensify in the future. Competitive pressures may seriously harm our business and results of operations if they inhibit our future growth, or require us to hold down or reduce prices, or increase our operating costs. Our competitors include:

    .  potential customers that utilize in-house development efforts; and

    . developers of software that directly addresses the need for web content management, such as Vignette, Eprise, Documentum and Rational.

    We also face potential competition from companies--for example, Microsoft and IBM--that may decide in the future to enter our market. Many of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that discourages users from purchasing our products. Barriers to entering the web content management software market are relatively low.

Our lengthy sales cycle makes it particularly difficult for us to forecast revenue, requires us to incur high costs of sales, and aggravates the variability of quarterly fluctuations.

    The time between our initial contact with a potential customer and the ultimate sale, which we refer to as our sales cycle, typically ranges between three and nine months depending largely on the customer. If we do not shorten our sales cycle, it will be difficult for us to reduce sales and marketing expenses. In addition, as a result of our lengthy sales cycle, we have only a limited ability to forecast the timing and size of specific sales. This makes it more difficult to predict quarterly financial performance, or to achieve expected performance, and any delay in completing sales in a particular quarter could harm our business and cause our operating results to vary significantly.

We rely heavily on sales of one product, so if it does not achieve market acceptance we are likely to experience larger losses.

    Since 1997, we have generated substantially all of our revenues from licenses of, and services related to, our TeamSite product. We believe that revenues generated from TeamSite will continue to account for a large portion of our revenues for the foreseeable future. A decline in the price of TeamSite, or our inability to increase license sales of TeamSite, would harm our business and operating results more seriously than it would if we had several different products and services to sell. In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of TeamSite. If we fail to deliver product enhancements or new products that customers want it will be more difficult for us to succeed.

We depend on our direct sales force to sell our products, so future growth will be constrained by our ability to hire and train new sales personnel.

    We sell our products primarily through our direct sales force, and we expect to continue to do so in the future. Our ability to sell more products is limited by our ability to hire and train direct sales personnel, and we believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge that we need. Some of our competitors may have greater resources to hire personnel with that skill and knowledge. If we are not able to hire experienced and competent sales personnel, our business will be harmed. Furthermore, because we depend on our direct sales force, any turnover in our sales force can significantly harm our operating results. Sales force turnover tends to slow sales efforts until replacement personnel can be recruited and trained to become productive.

If we do not continue to develop and maintain our indirect sales channels, we will be less likely to increase our revenues.

    If we do not develop indirect sales channels, we may miss sales opportunities that might be available through these other channels. For example, domestic and international resellers may be able to reach new customers more quickly or more effectively than our direct sales force. Although we are currently investing and plan to continue to invest significant resources to develop and maintain these indirect sales channels, we may not succeed in establishing a channel that can market our products effectively and provide timely and cost-effective customer support and services. In addition, we may not be able to manage conflicts across our various sales channels, and our focus on increasing sales through our indirect channel may divert management resources and attention from direct sales.

We must attract and retain qualified personnel, which is particularly difficult for us because we compete with other Internet-related software companies and are located in the San Francisco Bay area, where competition for personnel is extremely intense.

    Our success depends on our ability to attract and retain qualified, experienced employees. We compete for experienced engineering, sales and consulting personnel with Internet professional services firms, software vendors, consulting and professional services companies. It is also particularly difficult to recruit and retain personnel in the San Francisco Bay area, where we are located. Although we provide compensation packages that include incentive stock options, cash incentives and other employee benefits, the volatility and current market price of our common stock may make it difficult for us to attract, assimilate and retain highly qualified employees in the future. In addition, our customers generally purchase consulting and implementation services. While we have recently established relationships with some third-party service providers, we continue to be the primary provider of these services. It is difficult and expensive to recruit, train and retain qualified personnel to perform these services, and we may from time to time have inadequate levels of staffing to perform these services. As a result, our growth could be limited due to our lack of capacity to provide those services, or we could experience deterioration in service levels or decreased customer satisfaction, any of which would harm our business.

If we do not improve our operational systems on a timely basis, we will be more likely to fail to manage our growth properly.

    We have expanded our operations rapidly in recent years. We intend to continue to expand our operational systems for the foreseeable future to pursue existing and potential market opportunities. This growth places a significant demand on management and operational resources. In order to manage our growth, we need to implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems in a timely manner, our business will be seriously harmed.

Difficulties in introducing new products and upgrades in a timely manner will make market acceptance of our products less likely.

    The market for our products is characterized by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. We expect to add new content management functionality to our product offerings by internal development, and possibly by acquisition. Content management technology is more complex than most software, and new products or product enhancements can require long development and testing periods. Any delays in developing and releasing new products could harm our business. New products or upgrades may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. If we do not develop, license or acquire new software products, or deliver enhancements to existing products on a timely and cost-effective basis, our business will be harmed.

Our products might not be compatible with all major platforms, which could limit our revenues.

    Our products currently operate on the Sun Solaris operating system and Microsoft NT and Windows 2000 Platforms. In addition, our products are required to interoperate with leading web content authoring tools and web application servers. We must continually modify and enhance our products to keep pace with changes in these applications and operating systems. If our products were to be incompatible with a popular new operating system or Internet business application, our business would be harmed. In addition, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, browsers, back-office applications and other Internet-related applications could also harm our business.

We have no significant experience conducting operations internationally, which may make it more difficult than we expect to expand overseas and may increase the costs of doing so.

    We derive substantially all of our revenues from sales to North American customers. We are expanding our international operations and plan to do so for the foreseeable future. There are many barriers to competing successfully in the international arena, including:

    .  costs of customizing products for foreign countries;

    .  restrictions on the use of software encryption technology;

    .  dependence on local vendors;

    . compliance with multiple, conflicting and changing governmental laws and regulations;

    .  longer sales cycles; and

    .  import and export restrictions and tariffs.

    As a result of these competitive barriers, we cannot assure you that we will be able to market, sell and deliver our products and services in international markets.

If we fail to establish and maintain strategic relationships, the market acceptance of our products, and our profitability, may suffer.

    To offer products and services to a larger customer base our direct sales force depends on strategic partnerships and marketing alliances to obtain customer leads, referrals and distribution. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, our ability to increase our sales and reduce expenses will be harmed. We would also lose anticipated customer introductions and co-marketing benefits. Our success depends in part on the success of our strategic partners and their ability to market our products and services successfully. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

If our services revenues do not grow substantially, our total revenues are unlikely to increase.

    Our services revenues represent a significant component of our total revenues: 21% of total revenues for 1998, 36% of total revenues for 1999 and 31% of total revenues for the nine months ended September 30, 2000. We anticipate that services revenues will continue to represent a significant percentage of total revenues in the future. To a large extent, the level of services revenues depends upon our ability to license products which generate follow-on services revenue. Additionally, services revenues growth depends on ongoing renewals of maintenance and service contracts. Moreover, if third-party organizations such as systems integrators become proficient in installing or servicing our products, our services revenues could decline. Our ability to increase services revenues will depend in large part on our ability to increase the capacity of our professional services organization, including our ability to recruit, train and retain a sufficient number of qualified personnel.

We might not be able to protect and enforce our intellectual property rights, a loss of which could harm our business.

    We depend upon our proprietary technology, and rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect it. We currently do not have any issued United States or foreign patents, but we have applied for U.S. patents. It is possible that a patent will not be issued from our currently pending patent applications or any future patent application we may file. We have also restricted customer access to our source code and require all employees to enter into confidentiality and invention assignment agreements. Despite our efforts to protect our proprietary technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as effectively as the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. In addition, third parties may claim that our products infringe theirs.

Our failure to deliver defect-free software could result in greater losses and harmful publicity.

    Our software products are complex and have in the past and may in the future contain defects or failures that may be detected at any point in the product's life. We have discovered software defects in the past in some of our products after their release. Although past defects have not had a material effect on our results of operations, in the future we may experience delays or lost revenue caused by new defects. Despite our testing, defects and errors may still be found in new or existing products, and may result in delayed or lost revenues, loss of market share, failure to achieve acceptance, reduced customer satisfaction, diversion of development resources and damage to our reputation. As has occurred in the past, new releases of products or product enhancements may require us to provide additional services under our maintenance contracts to ensure proper installation and implementation. Moreover, third parties may develop and spread computer viruses that may damage the functionality of our software products. Any damage to or interruption in the performance of our software could also harm our business.

Defects in our products may result in customer claims against us that could cause unanticipated losses.

    Because customers rely on our products for business critical processes, defects or errors in our products or services might result in tort or warranty claims. It is possible that the limitation of liability provisions in our contracts will not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. We have not experienced any product liability claims like this to date, but we could in the future. Further, although we maintain errors and omissions insurance, this insurance coverage may not be adequate to cover us. A successful product liability claim could harm our business. Even defending a product liability suit, regardless of its merits, could harm our business because it entails substantial expense and diverts the time and attention of key management personnel.

Because the market for our products is new, we do not know whether existing and potential customers will purchase our products in sufficient quantity for us to achieve profitability.

    The market for web content management software in which we sell is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Various factors could inhibit the growth of the market, and market acceptance of our products and services. In particular, potential customers that have invested substantial resources in other methods of conducting business over the Internet may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. We cannot be certain that a viable market for our products will emerge, or if it does emerge, that it will be sustainable.

If widespread Internet adoption does not continue, or if the Internet cannot accommodate continued growth, our business will be harmed because it depends on growth in the use of the Internet.

    Acceptance of our products depends upon continued adoption of the Internet for commerce. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for and acceptance of recently introduced products and services are subject to a high level of uncertainty.
To the extent that businesses do not consider the Internet a viable commercial medium, our customer base may not grow. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use. The adoption of the Internet for commerce, communications and access to content, particularly by those who have historically relied upon alternative methods, generally requires understanding and accepting new ways of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may render their existing infrastructure obsolete. If Internet use develops more slowly than expected, our business may be seriously harmed.

    To the extent that there is an increase in Internet use, an increase in frequency of use or an increase in the required bandwidth of users, the Internet infrastructure may not be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in development or adoption of new standards or protocols required to handle increased levels of Internet activity. Changes in, or insufficient availability of, telecommunications or similar services to support the Internet also could result in slower response times and could adversely impact use of the Internet generally. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure, standards, protocols or complementary products, services or facilities do not effectively support any growth that may occur, our business would be seriously harmed.

There is substantial risk that future regulations could be enacted that either directly restrict our business or indirectly impact our business by limiting the growth of Internet commerce.

    As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt new legislation or regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could indirectly harm us to the extent that they impact our customers and potential customers. We cannot predict if or how any future legislation or regulations would impact our business. Although many of these regulations may not apply to our business directly, we expect that laws regulating or affecting commerce on the Internet could indirectly harm our business.

We have various mechanisms in place to discourage takeover attempts, which might tend to suppress our stock price.

    Provisions of our certificate of incorporation and bylaws that may discourage, delay or prevent a change in control include:

    . we are authorized to issue "blank check" preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    . we provide for the election of only one-third of our directors at each annual meeting of stockholders, which slows turnover on the board of directors;

    .  we limit who may call special meetings of stockholders;

    . we prohibit stockholder action by written consent, so all stockholder actions must be taken at a meeting of our stockholders; and

    . we require advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition to the aforementioned provisions, we are seeking stockholder approval of an amendment to our Third Amended and Restated Certificate of Incorporation at the special meeting of our stockholders to be held on December 12, 2000. If approved by our stockholders, this amendment would increase the authorized number of shares of common stock issuable by Interwoven from 100 million to 500 million shares. While it is not the purpose of the proposal to discourage, delay or prevent takeover attempts, it is possible that it may have that effect, alone or in combination with other provisions of our certificate of incorporation or bylaws. For example, if there is an unsolicited tender offer with respect to Interwoven's outstanding shares, having more shares available for issuance might make that tender offer more difficult if we were to issue additional shares to third parties.

                                Use of Proceeds

    We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus.


                                Dividend Policy

    We have never paid any cash dividends on our capital stock. We anticipate that we will continue to retain any earnings for use in the operation of our business and we do not currently intend to pay dividends.

                             Selling Stockholders

     The following table sets forth information with respect to the selling stockholders who received shares of our common stock in our acquisition of Ajuba Solutions, Inc. in October 2000 and of Metacode Technologies, Inc. in November 2000 and the shares of our common stock that they may offer under this prospectus. Except for the relationships described below, the selling stockholders have not had any other position, office or other material relationship with us or any of our predecessors or affiliates.

     The share information provided in the table below is based on information provided to us by the selling stockholders on or about November 22, 2000. We calculated beneficial ownership according to Rule 13d-3 under the Securities Exchange Act. Each selling stockholder owns less than 1% of our outstanding Common Stock, based on 51,141,497 shares of common stock outstanding as of November 21, 2000. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

     Subject to the terms of our merger agreement with Ajuba Solutions, Inc., we will hold in escrow 20,633 shares that are beneficially owned by the selling stockholders that are former shareholders of Ajuba Solutions, Inc. until October 31, 2001, as collateral for indemnification obligations set forth in that agreement. In addition, subject to the terms of our merger agreement with Metacode Technologies, Inc., we will hold in escrow 154,588 shares that are beneficially owned by the selling stockholders that are former shareholders of Metacode Technologies, Inc. until November 1, 2001, as collateral for indemnification obligations set forth in that agreement. Subject to limited exceptions, the shares subject to escrow may not be sold or transferred without our consent. These shares will be released to the former Ajuba Solutions, Inc. and Metacode Technologies, Inc. stockholders on October 31, 2001 and November 1, 2001, respectively, less any shares returned to Interwoven to cover damages incurred by Interwoven or subject to Interwoven claims for damages still outstanding at that date.

     The selling stockholders from time to time may offer and sell any or all of their shares that are covered by this prospectus. Because the selling stockholders are not obligated to sell their shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares of the selling stockholders will beneficially own after this offering.

                                                                          Number of        Total shares
                                                                      shares owned before  that may be
        Name                                                             this offering       offered
        ----                                                          -------------------  ------------
        Former Shareholders of Metacode Technologies, Inc.:
        The Schatz Revocable Trust                                         392,934           337,126
        The Patients In Need Foundation                                    153,240           153,240
       *Chris V. Rathe                                                      87,849            75,372
        Joel and Diane Schatz                                               63,276            54,289
        John W. Hellwig                                                     59,535            51,080
        Paul Hawken                                                         38,004            32,604
        Oneida Tribe of Indians of Wisconsin                                17,860            15,323
        Ray Picard                                                          16,669            11,025
       *Paul Kim                                                            16,372            14,047
        Vladimir A. Serdiuk                                                 14,883            12,769
        Robert H. Roehl                                                     11,907            10,216
        Herbert and Elaine Kwok                                             11,311             9,704
        Daniel Ortega                                                        9,674             8,300
       *George Sollman                                                       8,879             7,618
       *Barry Richman                                                        7,739             6,640
        Gray Cary Ware & Freidenrich LLP                                     7,332             6,291
        Andrei S. Kolesnikov                                                 5,953             5,107
        James Yung & Agnes Kwok                                              5,358             4,597
        Paul O'Leary                                                         5,239             4,494

        The Bulitt Foundation                                              5,209          4,469
        Silicon Valley Bank                                                4,977          4,270
       *Allen Brown                                                        4,316          3,702
        Elaine Seiler Living Trust                                         4,107          3,524
       *Mark Freeland                                                      3,959          3,393
        NeeUnee Consulting Partnership                                     3,869          3,319
       *Roy Grant                                                          3,796          3,257
        Joel Schatz                                                        3,790          3,252
        Richard E. Aubin                                                   3,720          3,192
        Habib Sadeghi-Azar                                                 3,572          3,065
        Ahmad and Mitra Ghaffarian                                         3,572          3,065
        Catherine Cochran                                                  3,572          3,065
        Michael Baldwin                                                    3,572          3,065
        Charles E. Bascom 1991 Trust                                       3,572          3,065
        Robert P. Inches                                                   3,572          3,065
        Cameron Truesdell                                                  3,119          2,676
        Dale Larson                                                        3,119          2,676
        Catherine E. Roehl                                                 2,976          2,553
        Fariborz Pourabbas                                                 2,619          2,247
       *Fraser Smith                                                       2,589          2,221
        Cameron and Dondi Truesdell                                        2,440          2,093
        Felicia Kwok                                                       1,786          1,532
        Kevin and Jacqueline Charbeneau                                    1,786          1,532
        Marie and George Chow                                              1,786          1,532
        Ali Sadeghi                                                        1,786          1,532
        Majid Harirchi and Katayoun Harrirchi                              1,786          1,532
        Farshid Oshidari                                                   1,786          1,532
        John and Mina Aryanpur                                             1,786          1,532
        Mehraban Keyani and Perimah Mehrrostami                            1,786          1,532
        Fereidoon Sohrabian                                                1,786          1,532
       *Kaj Edholm                                                         1,483          1,272
       *William J. Wohler                                                  1,377          1,181
        James Dow                                                          1,333          1,144
        John S. Majnarich & Wanda J. Majnarich Revocable Trust             1,333          1,144
        Janet J. Rathe                                                     1,333          1,144
        Mo Stevenson                                                       1,333          1,144
       *Barbara Norgard                                                    1,289          1,106
       *Theresa Rossiter                                                   1,198          1,028
       *John Steinhart                                                     1,190          1,021
        Marc Baber                                                         1,116            957
        Karsten Rasmussen                                                  1,116            957
        Gene F. Straube Living Trust                                         983            843
        Andrew Thompson                                                      944            810
        Mike Matthews                                                        944            810
        Frederick and Shelia Hoar                                            944            810
       *Marian McNamee                                                       893            766
        Jim Selman                                                           893            766
        Darryl Kwok                                                          893            766
        Irene Gockson                                                        893            766
        Ennio S. Stacchetti Revocable Trust U/A/D 8/7/98                     893            766
        Robert Eye                                                           893            766
        Mark Ciotek                                                          755            648
        William Lyon                                                         706            606
        Farimah S. and Vahid Ghodsi                                          595            510
        Seyed Abdoulhamid Ghodsi                                             595            510
        Masoud F. Saedi                                                      595            510
        John Kao                                                             595            510
        Gerard Mosseri Marlio                                                595            510
        Shalini and Ramachandran Krishnaswamy                                595            510
        Mansour Moussavian                                                   595            510
        Muller Family Trust Dated 4/26/93                                    595            510

        Global Health Asia Limited                                     595          510
        John Garn                                                      595          510
        Henry Dakin                                                    595          510
        Pacifico Land Corporation                                      595          510
        Charles E. Bascom                                              535          459
        Lulworth Partners                                              535          459
        Battery Street Ventures                                        496          426
        Tansy Young                                                    357          306
       *Terry Rossiter                                                 334          287
       *Leigh Culpepper                                                330          283
        Patrice Winchester                                             297          255
       *James G. Leathers, Jr.                                         297          255
       *Stephen J. Atwater                                             297          255
        William D. Cone                                                297          255
        John Aryanpur                                                  297          255
        The Karr Family 1982 Trust                                     297          255
       *Zahra Mahloudhji                                               284          244
       *James R. Voigt                                                 119          102
        Elizabeth Karr                                                  99           85
        Cynthia Karr                                                    99           85

                                                                           Number of       Total shares
                                                                      shares owned before  that may be
        Name                                                              the offering       offered
        ----                                                          -------------------  ------------
        Former Shareholders of Ajuba Solutions, Inc.:
        Accel VI L.P                                                         54,355           48,916
       *John K. Ousterhout                                                   37,473           31,085
        Lighthouse Capital Partners III, L.P.                                24,879           22,390
       *Tom Thomas                                                           23,634           21,270
       *Gary F. Hromadko                                                     12,792           11,512
        Accel Internet Fund II L.P.                                           6,945            6,249
        Sarah E. Daniels                                                      5,712            5,141
        Andreas V. Bechtolsheim                                               5,610            5,047
       *Scott Stanton                                                         5,280            4,355
        Accel Investors '98 L.P.                                              4,607            4,146
       *Brent Welch                                                           3,168            2,554
        Chen Family Trust Dated January 15, 1993                              2,040            1,835
        Ray Johnson                                                           1,980            1,782
       *Melissa Chawla                                                        1,320            1,064
        John Kent Chin                                                        1,020              917
        Susan Wong                                                            1,020              917
       *Bryan Surles                                                            946              851
        Accel Keiretsu VI, L.P.                                                 868              781
       *Lee Bernhard                                                            845              649
       *Carole Hayworth                                                         825              742
        Linda Giampa                                                            628              565
        Berry Kercheval                                                         594              363
        Kimberley Yates                                                         548              286
       *Scott Redman                                                            528              288
       *Foster Curry                                                            426              383
        Suresh Sastry                                                           396              356
       *Joe Sammut                                                              396              296
       *Al Borr                                                                 347              233
        Jennifer Hom                                                            330              179
       *Jeff Hobbs                                                              330              167
       *Sven Delmas                                                             330              160
        Hillsman & Palefsky McGuinn                                             269              242
       *Paul Gardiner                                                           264              237
       *Mariam Tariq                                                            264              137
        Peter Key                                                               264               90
        David A. Patterson                                                      255              229
        R. Randolph Scott                                                       255              229
        Peter Halper                                                            248              222

        Tom Von Karl                                                            248              222
        Michael Siebrass                                                        248              147
       *Joseph M. Eyre                                                          234              210
       *Thomas Lofgren                                                          198              178
        John Doumani                                                            198              107
       *Michael Thomas                                                          198              107
       *Karin Brown                                                             198              103
       *Sandeep Tamharkar                                                       198               88
        Robert Gunn                                                             185               68
       *Nicolette ter Rele                                                      172              154
        Mel Connet                                                              165              148
       *Eric Melski                                                             158               82
       *Shawn K. Kielty                                                         158               67
       *Jennifer Trent                                                          158               67
        Ken Jones                                                               157              141
       *Linda Ford                                                              139              124
       *JGK and Associates                                                      132              118
       *Daniel Gerard Kuchler                                                   119               45
       *Ellen Olson                                                             106               95
        Allen L. Morgan                                                         102               91
        Julie Franklin                                                           99               89
        Steve Hamilton                                                           95               85
        Katie Wiederholt                                                         86               77
        Corinne A. Forti                                                         66               59
       *Nina A. Gass                                                             40               35
       *Randy Williams                                                           36               32
        Stacey Yates                                                             22               19
        Perlin/Morales Partners Search                                           21               18
        John Stump                                                                7                5
        -----------                                                          ---------        ---------
        Total                                                                1,268,904        1,110,117
------------------------------------------------------------------------------------------------------------------------------------

*This person is an employee or consultant of Interwoven.

                             Plan of Distribution


    The selling stockholders and their permitted transferees will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the merger agreements we entered into with Ajuba Solutions, Inc. and Metacode Technologies, Inc. However, selling stockholders may resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, provided they meet the criteria and conform to the requirements of one of these exemptions.

    Who may sell and applicable restrictions. Shares may be offered and sold directly by the selling stockholders and their permitted transferees from time to time. The selling stockholders could transfer, devise or gift shares by other means.

    Alternatively, the selling stockholders from time to time may offer the shares through brokers, dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders and any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    In addition, some of the selling stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their trust beneficiaries, respectively, which distributees may likewise distribute further such shares. Those shares may be sold by those partners, members, stockholders or trust beneficiaries, or by any of their respective distributees, pursuant to this prospectus.

    Prospectus delivery. Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

    . the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

    .  the aggregate amount and type of securities being offered;

    . the price at which the securities were sold and other material terms of the offering;

    . any discounts, commissions, concessions and other items constituting compensation from the selling; stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

    . that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

    The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities.

    Manner of sales. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the shares meet the criteria and conform to the requirements of this rule. The selling stockholders may decide not to sell any of the shares offered under this prospectus, and they may transfer, devise or gift these shares by other means.

    The shares may be sold according to one or more of the following methods:

    . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    . purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

    . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    .  an exchange distribution under the rules of the exchange;

    . face-to-face transactions between sellers and purchasers without a broker-dealer; and

    .  by writing options.

    Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

    Hedging and other transactions with broker-dealers. In connection with distributions of the securities, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell securities short and redeliver the securities to close out short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling stockholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

    Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. Each selling stockholder will pay its own brokerage and legal fees, if any.

    Indemnification and contribution. In the merger agreement, we and the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

    Suspension of this offering. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                 Legal Matters

    Fenwick & West LLP, Palo Alto, California, will provide us with an opinion as to legal matters in connection with the shares of common stock that may be offered with this prospectus.

                                    Experts

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          Forward-Looking Statements

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act relating to future events or financial results. These forward-looking statements include statements indicating that we believe, we expect or we anticipate that events may occur or trends may continue, and similar statements relating to future events or financial results. These forward-looking statements are subject to material risks and uncertainties as indicated under the caption "Risk Factors." Actual results could vary materially as a result of a number of factors including those disclosed in "Risk Factors" and elsewhere in this prospectus.

                      Where You Can Find More Information

    The following documents that we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

    . the registration statement on Form S-3 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into the registration statement by reference

    .  our annual report on Form 10-K for the fiscal year ended December 31,
       1999

    .  the registration of our common stock on Form 8-A filed on September 20,
       1999

    . all other reports filed under Section 13(a) or 15(d) of the Exchange Act since December 31, 1999

    . all other information that we file with the Commission under to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering

    To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

    Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

    We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Common Stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our Common Stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

    We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Interwoven, Inc., 1195 W. Fremont Ave., Sunnyvale, California 94087, Attention: Stock Administrator, telephone:
(408) 774-2000.

================================================================================


                                INTERWOVEN, INC.

                              1,110,117 Shares of
                                 Common Stock



                               ________________
                                  PROSPECTUS

                                           , 2000
                               ________________


    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee    $20,112
Accounting fees and expenses                            10,000
Legal fees and expenses                                 30,000
Miscellaneous                                           11,888
                                                       -------
   Total                                               $72,000
                                                       =======

ITEM 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

     . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

     . for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

     . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,

     . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

     . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and

     .  the rights conferred in the Bylaws are not exclusive.

     The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     The indemnification provisions in the Registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnity Agreements entered or to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     The Registrant maintains directors' and officers' liability insurance.

     See also the undertakings set out in response to Item 17.

     The following documents are incorporated by reference:

                                   Document
                                   --------
1.        Third Amended and Restated Certificate of Incorporation (see Exhibit
          3.01).
2. Form of Indemnity Agreement entered into between the registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.01 to the registrant's registration statement on Form S-1 (File No. 333-83779) declared effective by the Commission on October 7, 1999).

     In addition, the registrant has entered into various merger agreements and related registration rights agreements in connection with its acquisitions of and mergers with various companies under which the parties to those agreements have agreed to indemnify the registrant and its directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act, the Exchange Act or other federal or state laws.

Item 16. Exhibits.

     The following exhibits are filed with this registration statement or incorporated into this registration statement by reference:

    Exhibit
    Number                                Exhibit Title
    -------                               -------------
     3.01 The Registrant's Third Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 14, 1999 (incorporated by reference to Exhibit 3.03 to the Registrant's registration statement on Form S-1, File No. 333-92943, declared effective by the Commission on January 26,
                2000).

     3.02 The Registrant's Restated Bylaws, as amended, as adopted on September 20, 1999 (incorporated by reference to Exhibit 3.04 to the Registrant's registration statement on Form S-1, File No. 333-83779, declared effective by the Commission on October 7,
                1999).

     4.01 Form of certificate of the Registrant's Common Stock (incorporated by reference to Exhibit 4.01 to the Registrant's registration statement on Form S-1, File No. 333-83779, declared effective by the Commission on October 7, 1999).

     4.02 Agreement and Plan of Reorganization, dated October 19, 2000, by and among Interwoven, Inc. and Ajuba Solutions, Inc. (incorporated by reference to Exhibit 2.01 to Registrant's current report on Form 8-K, File No. 000-27389, filed with the Commission on November 13, 2000).

     4.03 Agreement and Plan of Reorganization, dated October 20, 2000, by and among Interwoven, Inc. and Metacode Technologies, Inc. (incorporated by reference to Exhibit 2.02 to Registrant's current report on Form 8-K, File No. 000-27389, filed with the Commission on November 13, 2000).

     5.01 Opinion of Fenwick & West LLP regarding the legality of the shares of common stock being registered.

    23.01       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

    23.02       Consent of Fenwick & West LLP (included in Exhibit 5.01).

    24.01       Power of attorney (see pg. II-6 of this registration statement).

ITEM 17.      Undertakings.

     The registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

        provided, however, that paragraphs (1)(a) and (1)(b) above do not apply
        --------  -------
        if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or
        Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

        (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (7) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on this 22nd day of November, 2000.


                           INTERWOVEN, INC.


                           By:  /s/ David M. Allen
                                ----------------------------------------------
                                David M. Allen
                                Senior Vice President, Chief Financial Officer and Secretary


                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Martin W. Brauns and David M. Allen and each of them, his attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                            Date
---------                                    -----                            ----

Principal Executive Officer:


/s/ Martin W. Brauns                             President, Chief Executive       November 22, 2000
--------------------                             Officer and Director
Martin W. Brauns

Principal Financial Officer and
Principal Accounting Officer:


/s/ David M. Allen                               Senior Vice President and        November 22, 2000
------------------                               Chief Financial Officer
David M. Allen

Additional Directors:


                                   Director
_________________________
Ronald E.F. Codd


/s/ Kathryn C Gould                Director        November 22, 2000
_________________________
Kathryn  C. Gould


/s/ Peng T. Ong                    Chairman        November 22, 2000
_________________________
Peng T. Ong


                                   Director
_________________________
Mark C. Thompson


/s/ Anthony Zingale                Director        November 22, 2000
_________________________
Anthony Zingale

                                     Exhibit Index

    Exhibit
    Number                         Exhibit Title
    -------                        -------------
      5.01 Opinion of Fenwick & West LLP regarding the legality of the shares of common stock being registered.
     23.01       Consent of PricewaterhouseCoopers LLP, Independent Accountants.
     23.02       Consent of Fenwick & West LLP (included in Exhibit 5.01).
     24.01 Power of attorney (see pg. II-6 of this registration statement).

                                      II-3